Exhibit 99.1

Kellogg Company
Financial News Release

Analyst Contact:
John Renwick, CFA (269) 961-9050

Media Contact:
Kris Bahner (269) 961-3799

Kellogg Company Reports First Quarter 2019 Results, Confirms it is On Strategy and On Plan
BATTLE CREEK, Mich. - May 2, 2019 - Kellogg Company (NYSE: K) today announced first-quarter 2019 results and adjusted its full-year financial guidance for a previously announced divestiture.
Q1 Highlights:

•	Net sales growth, driven by both organic growth and last May's consolidation of Nigerian distributor Multipro.

•	Steadily improving consumption trends across many key markets, categories and brands.

•	As expected, higher input costs and effective tax rate contributed to lower earnings.

•
Continued progress on strategic priorities, including stronger innovation, expansion in emerging markets, and portfolio reshaping in the form of a previously announced agreement to divest selected cookies, fruit snacks, pie crusts, and ice-cream cones.

•	Financial guidance* for the full year 2019 was updated solely to provide further details regarding the expected impact of the recently announced divestiture.

"Coming out of Q1, we remain squarely on strategy and on plan,” said Steve Cahillane, Kellogg Company’s Chairman and Chief Executive Officer. “We improved our top-line growth through more and better innovation, momentum on revitalized brands, and continued expansion in emerging markets. We also restructured our organization for greater agility, and further reshaped our future portfolio by reaching an agreement to sell certain brands later this summer. Meantime, we overcame some unexpected headwinds in our North America business in Q1, and delivered earnings that keep us on track for the year's financial targets."

* All guidance and goals expressed in this press release are on a currency-neutral basis, and adjusted to exclude restructuring charges, mark-to-market adjustments of pensions (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded) and various financial instruments , and other costs impacting comparability. Expected net sales, margins, operating profit, and earnings per share are provided on this non-GAAP, currency-neutral basis only because certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. Please refer to the "Non-GAAP Financial Measures" section included later in this press release for a further discussion of our use of non-GAAP measures, including quantification of known expected adjustment items.

Financial Summary:	Quarter ended
(millions, except per share data)	March 30, 2019	March 31, 2018	% Change
Reported Net Sales	$3,522	$3,401	3.5%
Currency-Neutral Net Sales *	$3,645	$3,401	7.2%
Organic Net Sales *	$3,411	$3,401	0.3%

Reported Operating Profit	$381	$510	(25.4)%
Adjusted Operating Profit *	$465	$500	(6.9)%
Currency-Neutral Adjusted Operating Profit *	$477	$500	(4.6)%

Reported Diluted Earnings Per Share	$0.82	$1.27	(35.4)%
Adjusted Diluted Earnings Per Share *	$1.01	$1.23	(17.9)%
Currency-Neutral Adjusted Diluted Earnings Per Share *	$1.04	$1.23	(15.4)%
* Non-GAAP financial measure. See "Non-GAAP Financial Measures" section and "Reconciliation of Non-GAAP Amounts" tables within this release for important information regarding these measures.
First Quarter Consolidated Results
Kellogg’s first quarter 2019 GAAP (or "reported") net sales increased by 3.5% year on year, primarily owing to the consolidation of Nigerian distributor Multipro (May 2018), which more than offset the impact of negative currency translation, reflecting the strengthening of the U.S. dollar against key currencies. On a currency-neutral basis, the aforementioned acquisition collectively contributed almost 7 points of growth. On an organic basis, net sales increased by 0.3%, led by momentum in international businesses, and positive price realization.
Reported operating profit decreased by about 25% versus the year-ago quarter, due principally to business realignment charges, mainly related to the pending divestiture, as well as unfavorable year-on-year impacts from mark-to-market and currency translation. On an adjusted basis, operating profit decreased by 7%, owing primarily to higher input and distribution costs, as well as adverse currency translation. Excluding currency translation, adjusted operating profit declined by less than 5%.
Reported earnings per share decreased by about 35% from the prior-year quarter, owing to business realignment charges, mainly related to the pending divestiture, unfavorable mark-to-market impacts, and a higher effective tax rate. On an adjusted basis, earnings per share declined by about 18%, negatively impacted by a higher effective tax rate and negative currency translation, as well as by lower returns on pension assets, and higher interest expense related to debt from acquiring additional stakes in our Nigerian operations last May.
First Quarter Business Performance
Please refer to the segment tables in the back of this document.
Kellogg Company posted improved net sales, driven by acquisitions (the May 2018 consolidation of Multipro), improving consumption performance in many businesses around the world, the return to positive contribution from price/mix, and good momentum in revitalized key brands. While its North America business faced unexpected headwinds, Kellogg's international businesses collectively drove the net sales growth in the quarter, reflecting in part the company's expanded presence and diversified product line in emerging markets. As expected, higher input and distribution costs contributed to lower operating profit in the quarter, while productivity and revenue growth management benefits will gradually improve as the year progresses.
Kellogg North America’s net sales in the first quarter decreased by less than 2% year-on-year, only slightly impacted by negative currency translation. Net sales in snacks were off slightly on a reported basis, and flat on a currency-neutral basis, as the impact of sustained momentum and innovations for key brands like Pringles, Cheez-

It, Rice Krispies Treats, and Pop-Tarts, was offset by write-offs related to an RXBAR product recall. Cereal net sales declined by nearly 5% on a reported basis, or about 4% on a currency-neutral basis, on timing of shipments, the transition to new pack sizes in certain brands, and continued category softness. Net sales of frozen foods declined by 1.5% on a reported basis, and slightly less than that on a currency-neutral basis, as it compared against a notably strong, double-digit growth in the year-earlier quarter. Kellogg North America's operating profit decreased by 5% on a reported basis, on business realignment charges and a 3% decline on a currency-neutral adjusted basis, reflecting higher input and distribution costs, as well as lower sales volume.
Kellogg Europe recorded a 4% decrease in reported net sales because of substantially adverse currency translation, while net sales grew more than 4% on a currency-neutral basis. Currency-neutral net sales growth was broad-based across the region. It was driven by snacks, led again by Pringles and accompanied by a return to growth in wholesome snacks. Operating profit was off 1% on a reported basis, owing to adverse currency translation, but it increased by 10% on a currency-neutral adjusted basis, on higher net sales and improved gross profit margin, which more than offset increased brand investment.
Kellogg Latin America posted a 3% decline in reported net sales, due to sharply negative currency translation, but currency-neutral net sales increased by 4%. As in recent quarters, this was driven by sustained momentum in Mexico cereal and Brazil snacks. Kellogg Latin America's operating profit decreased by 8% on a reported basis, in part because of adverse currency translation; on a currency-neutral adjusted basis, operating profit declined by less than 3%, on higher input costs and investments.
Kellogg Asia, Middle East and Africa ("AMEA") reported net sales growth of 60%, due to the consolidation of results of rapidly expanding Multipro, partially offset by sharply negative currency translation. On an organic basis, net sales growth was 4%, led by sustained momentum in Pringles across the region. Kellogg AMEA recorded a 16% increase in reported operating profit, due to the consolidation of Multipro, partially offset by adverse currency translation. On a currency-neutral adjusted basis, its operating profit grew nearly 27%.
Kellogg Adjusts its 2019 Financial Guidance for Pending Divestiture
Kellogg is updating its guidance solely to provide further indications of the likely impact of the pending divestiture of selected cookies, fruit snacks, pie crusts, and ice-cream cones businesses, which was announced in early April, and is expected to close in late July. Specifically:

•
The divestiture likely reduces 2019 net sales by approximately 2-3%. On top of an unchanged outlook for the overall business, this would suggest approximately 1-2% growth in currency-neutral net sales in 2019, with no change to the outlook for organic growth of 1-2%.

•
The divestiture likely reduces 2019 adjusted operating profit by approximately 4-5%. On top of an unchanged outlook for the overall business, this would suggest a decline of about 4-5% in currency-neutral adjusted operating profit in 2019. This reflects the absence of the revenue and direct costs of the divested businesses, and only preliminary reductions in their indirect costs.

•
The divestiture likely reduces 2019 adjusted earnings per share by less than 5%. This was disclosed in early April, upon the announcement of the pending sale. On top of an unchanged outlook for the overall business, this would suggest a decline of approximately 10-11% in currency-neutral adjusted EPS in 2019.

The Company affirms its previous guidance for cash flow to be roughly flat year-on-year before any divestiture impact. The Company will provide a cash flow impact for the divestiture at a later time, as details get finalized on items such as transition services and outlays related to business realignment.
Conference Call / Webcast
Kellogg will host a conference call to discuss results and outlook on Thursday, May 2, 2019 at 9:30 a.m. Eastern Time. The conference call and accompanying presentation slides will be broadcast live over the Internet at

http://investor.kelloggs.com. Analysts and institutional investors may participate in the Q&A session by dialing (855) 209-8258 in the U.S., and (412) 542-4104 outside of the U.S. Members of the media and the public are invited to attend in a listen-only mode. Information regarding the rebroadcast is available at http://investor.kelloggs.com.

About Kellogg Company
At Kellogg Company (NYSE: K), we strive to enrich and delight the world through foods and brands that matter. Our beloved brands include Pringles®, Cheez-It®, Keebler®, Special K®, Kellogg's Frosted Flakes®, Pop-Tarts®, Kellogg's Corn Flakes®, Rice Krispies®, Eggo®, Mini-Wheats®, Kashi®, RXBAR® and more. Net sales in 2018 were approximately $13.5 billion, comprised principally of snacks and convenience foods like cereal and frozen foods. Kellogg brands are beloved in markets around the world. We are also a company with Heart & Soul, committed to creating three billion Better Days by the end of 2025 through our Breakfasts for Better Days global purpose platform. Visit www.KelloggCompany.com or www.OpenforBreakfast.com.

Non-GAAP Financial Measures
This filing includes non-GAAP financial measures that we provide to management and investors that exclude certain items that we do not consider part of on-going operations. Items excluded from our non-GAAP financial measures are discussed in the "Significant items impacting comparability" section of this filing. Our management team consistently utilizes a combination of GAAP and non-GAAP financial measures to evaluate business results, to make decisions regarding the future direction of our business, and for resource allocation decisions, including incentive compensation. As a result, we believe the presentation of both GAAP and non-GAAP financial measures provides investors with increased transparency into financial measures used by our management team and improves investors’ understanding of our underlying operating performance and in their analysis of ongoing operating trends. All historic non-GAAP financial measures have been reconciled with the most directly comparable GAAP financial measures.

Non-GAAP financial measures used include currency-neutral and organic net sales, adjusted and currency-neutral adjusted operating profit, adjusted and currency-neutral adjusted diluted EPS, currency-neutral adjusted gross profit, currency-neutral adjusted gross margin, and cash flow. We determine currency-neutral results by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate our financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period. These non-GAAP financial measures may not be comparable to similar measures used by other companies.

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Currency-neutral net sales and organic net sales: We adjust the GAAP financial measure to exclude the impact of foreign currency, resulting in currency-neutral net sales. In addition, we exclude the impact of acquisitions, dispositions, related integration costs, and foreign currency, resulting in organic net sales. We excluded the items which we believe may obscure trends in our underlying net sales performance. By providing these non-GAAP net sales measures, management intends to provide investors with a meaningful, consistent comparison of net sales performance for the Company and each of our reportable segments for the periods presented. Management uses these non-GAAP measures to evaluate the effectiveness of initiatives behind net sales growth, pricing realization, and the impact of mix on our business results. These non-GAAP measures are also used to make decisions regarding the future direction of our business, and for resource allocation decisions.

•
Adjusted operating profit and diluted EPS: We adjust the GAAP financial measures to exclude the effect of restructuring and cost reduction activities, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodities and certain foreign currency contracts, and other costs impacting comparability. We excluded the items which we believe may obscure trends in our underlying profitability. By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the Company's profitability measures for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability, as well as to evaluate the impacts of inflationary pressures and decisions to invest in new initiatives within each of our segments.

•
Currency-neutral adjusted gross profit, gross margin, operating profit, and diluted EPS: We adjust the GAAP financial measures to exclude the effect of restructuring and cost reduction activities, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodities and certain foreign currency contracts, other costs impacting comparability, and foreign currency, resulting in currency-neutral adjusted. We excluded the items which we believe may obscure trends in our underlying profitability. By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the Company's profitability measures for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability, as well as to evaluate the impacts of inflationary pressures and decisions to invest in new initiatives within each of our segments.

•
Adjusted effective income tax rate: We adjust the GAAP financial measures to exclude the effect of restructuring and cost reduction activities, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodities and certain foreign currency contracts, and other costs impacting comparability. We excluded the items which we believe may obscure trends in our pre-tax income and the related tax effect of those items on our adjusted effective income tax rate. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company's effective tax rate, excluding the pre-tax income and tax effect of the items noted above, for the periods presented. Management uses this non-GAAP measure to monitor the effectiveness of initiatives in place to optimize our global tax rate.

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Cash flow: Defined as net cash provided by operating activities reduced by expenditures for property additions. Cash flow does not represent the residual cash flow available for discretionary expenditures. We use this non-GAAP financial measure of cash flow to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities, and share repurchases once all of the Company’s business needs and obligations are met. Additionally, certain performance-based compensation includes a component of this non-GAAP measure.

These measures have not been calculated in accordance with GAAP and should not be viewed as a substitute for GAAP reporting measures.

Forward-looking guidance for currency-neutral net sales, currency-neutral adjusted operating profit, currency-neutral diluted EPS, and cash flow is included in this press release. Guidance for net sales excludes the impact of foreign currency translation. Guidance for operating profit excludes the impact of costs related to restructuring and cost reduction activities, mark-to-market adjustments (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), other items that could affect comparability, and foreign currency translation. Guidance for earnings per share excludes the impact of costs related to restructuring and cost reduction activities, mark-to-market adjustments (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), other items that could affect comparability, and foreign currency translation. We have provided these non-GAAP measures for future guidance for the same reasons that were outlined above for historical non-GAAP measures.
We are unable to reasonably estimate the potential full-year financial impact of mark-to-market adjustments because these impacts are dependent on future changes in market conditions (interest rates, return on assets, and commodity prices) or future decisions to be made by our management team and Board of Directors. Additionally, we are unable to reasonably estimate the potential full-year financial impacts of Brexit and costs associated with our business and portfolio realignment because of uncertainties in outcomes. Similarly, because of volatility in foreign exchange rates and shifts in country mix of our international earnings, we are unable to reasonably estimate the potential full-year financial impact of foreign currency translation.

As a result, these impacts are not included in the guidance provided. Therefore, we are unable to provide a full reconciliation of these non-GAAP measures used in our guidance without unreasonable effort as certain information necessary to calculate such measure on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company.

    See the table below that outlines the projected impact of certain other items that are excluded from non-GAAP guidance for 2019:

Impact of certain items excluded from Non-GAAP guidance:	Net Sales	Operating Profit	Earnings Per Share
Project K and cost restructuring activities (pre-tax)		$45-55M	$0.13-0.16
Income tax impact applicable to adjustments, net**			$0.03-0.04
Currency-neutral adjusted guidance (before pending divestiture)*	3-4%	~Flat	(5)-(7)%

Pending divestiture impacts	~(2)-(3)%	~(4)-(5)%	~(4)-(5)%
Updated Currency-neutral adjusted guidance (including pending divestiture)*	1-2%	(4)-(5)%	(10)-(11)%
Subtract: Acquisitions	2%
Add Back: Divestiture	~(2)-(3)%
Organic guidance	1-2%
* 2019 full year guidance for net sales, operating profit, and earnings per share are provided on a non-GAAP basis only because certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. These items for 2019 include impacts of Brexit, costs associated with business and portfolio realignment, and mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), and commodities and certain foreign currency contracts. The Company is providing quantification of known adjustment items where available.

** Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.

Reconciliation of Non-GAAP amounts - Cash Flow Guidance
(billions)
Full Year 2019
Net cash provided by (used in) operating activities	~$1.5-1.6
Additions to properties	~($0.6)
Cash Flow*	~$0.9-1.0
* Represents pre-divestiture forecast. We will provide updated cash flow guidance for the divestiture when we have better visibility to all of the related impacts.
Forward-Looking Statements Disclosure
This news release contains, or incorporates by reference, “forward-looking statements” with projections concerning, among other things, the Company’s efficiency-and-effectiveness program (Project K), the integration of acquired businesses, the Company’s strategy, and the Company’s sales, earnings, margin, operating profit, costs and expenditures, interest expense, tax rate, capital expenditure, dividends, cash flow, debt reduction, share repurchases, costs, charges, rates of return, brand building, ROIC, working capital, growth, new products, innovation, cost reduction projects, workforce reductions, savings, and competitive pressures. Forward looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “anticipates,” “projects,” “estimates,” “implies,” “can,” or words or phrases of similar meaning. The Company’s actual results or activities may differ materially from these predictions. The Company’s future results could also be affected by a variety of factors, including the expected benefits and costs of the divestiture of selected cookies, fruit and fruit flavored-snacks, pie crusts, and ice-cream cones businesses of the Company, the expected timing of the completion of the divestiture, the ability of the Company to complete the divestiture considering the various conditions to the completion of the divestiture, some of which are outside the Company’s control, including those conditions related to regulatory approvals, the risk that disruptions from the divestiture will divert management's focus or harm the Company’s business, risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects, risks associated with the Company’s provision of transition services to the divested businesses post-closing, the ability to implement restructurings as planned, whether the expected amount of costs associated with restructurings will differ from forecasts, whether the Company will be able to realize the anticipated benefits from restructurings in the amounts and times expected, the ability to realize the anticipated benefits and synergies from business acquisitions in the amounts and at the times expected, the impact of competitive conditions; the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the success of productivity improvements and business transitions; commodity and energy prices; transportation costs; labor costs; disruptions or inefficiencies in supply chain; the availability of and interest rates on short-term and long-term financing; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs; changes in consumer behavior and preferences; the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and availability; legal and regulatory factors including changes in food safety, advertising and labeling laws and regulations; the ultimate impact of product recalls; business disruption or other losses from war, terrorist acts or political unrest; and other items.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10- Q, and Current Reports on Form 8-K.

Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update them publicly.

[Kellogg Company Financial News]

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
(millions, except per share data)

	Quarter ended
(Results are unaudited)	March 30, 2019	March 31, 2018
Net sales	$3,522	$3,401
Cost of goods sold	2,415	2,149
Selling, general and administrative expense	726	742
Operating profit	381	510
Interest expense	74	69
Other income (expense), net	52	70
Income before income taxes	359	511
Income taxes	72	67
Earnings (loss) from unconsolidated entities	(2)	—
Net income	285	444
Net income attributable to noncontrolling interests	3	—
Net income attributable to Kellogg Company	$282	$444
Per share amounts:
Basic earnings	$0.82	$1.28
Diluted earnings	$0.82	$1.27
Average shares outstanding:
Basic	342	346
Diluted	343	348
Actual shares outstanding at period end	340	347

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Quarter ended
(unaudited)	March 30, 2019	March 31, 2018
Operating activities
Net income	$285	$444
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	124	122
Postretirement benefit plan expense (benefit)	(38)	(47)
Deferred income taxes	7	(1)
Stock compensation	13	16
Other	(8)	(30)
Postretirement benefit plan contributions	(5)	(19)
Changes in operating assets and liabilities, net of acquisitions:
Trade receivables	(229)	(175)
Inventories	12	13
Accounts payable	(16)	(4)
All other current assets and liabilities	(75)	(91)
Net cash provided by (used in) operating activities	70	228
Investing activities
Additions to properties	(148)	(132)
Purchases of available for sale securities	(7)	—
Sales of available for sale securities	7	—
Other	(15)	1
Net cash provided by (used in) investing activities	(163)	(131)
Financing activities
Net issuances (reductions) of notes payable	429	99
Net issuances of common stock	7	50
Common stock repurchases	(220)	—
Cash dividends	(192)	(187)
Net cash provided by (used in) financing activities	24	(38)
Effect of exchange rate changes on cash and cash equivalents	20	30
Increase (decrease) in cash and cash equivalents	(49)	89
Cash and cash equivalents at beginning of period	321	281
Cash and cash equivalents at end of period	$272	$370

Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET
(millions, except per share data)

	March 30, 2019	December 29, 2018
	(unaudited)	*
Current assets
Cash and cash equivalents	$272	$321
Accounts receivable, net	1,633	1,375
Inventories	1,319	1,330
Other current assets	149	131
Total current assets	3,373	3,157
Property, net	3,733	3,731
Operating lease right-of-use assets	438	—
Goodwill	6,054	6,050
Other intangibles, net	3,349	3,361
Investments in unconsolidated entities	410	413
Other assets	1,108	1,068
Total assets	$18,465	$17,780
Current liabilities
Current maturities of long-term debt	$509	$510
Notes payable	605	176
Accounts payable	2,370	2,427
Current operating lease liabilities	108	—
Other current liabilities	1,386	1,416
Total current liabilities	4,978	4,529
Long-term debt	8,183	8,207
Operating lease liabilities	339	—
Deferred income taxes	755	730
Pension liability	630	651
Other liabilities	483	504
Commitments and contingencies
Equity
Common stock, $.25 par value	105	105
Capital in excess of par value	877	895
Retained earnings	7,762	7,652
Treasury stock, at cost	(4,744)	(4,551)
Accumulated other comprehensive income (loss)	(1,467)	(1,500)
Total Kellogg Company equity	2,533	2,601
Noncontrolling interests	564	558
Total equity	3,097	3,159
Total liabilities and equity	$18,465	$17,780
 * Condensed from audited financial statements.

Kellogg Company and Subsidiaries
Adjustments to Reconcile Reported Results to Currency-Neutral Adjusted Results
(millions, except per share data)

	Quarter ended March 30, 2019
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Other income (expense)	Income taxes	Earnings (loss) from unconsolidated entities	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$42	$—	$(42)	$1	$—	$—	$(41)	$(0.12)
Restructuring and cost reduction activities (pre-tax)	6	2	(8)	—	—	—	(8)	(0.02)
Brexit impacts (pre-tax)	3	—	(3)	—	—	—	(3)	(0.01)
Business and portfolio realignment (pre-tax)	4	27	(31)	—	—	—	(31)	(0.09)
Income tax impact applicable to adjustments, net*	—	—	—	—	(19)	—	19	0.05
Foreign currency impact	(87)	(24)	(12)	(1)	—	1	(11)	(0.03)
Adjustments to adjusted basis	$(32)	$5	$(96)	$—	$(19)	$1	$(75)	$(0.22)

	Quarter ended March 31, 2018
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Other income (expense)	Income taxes	Earnings (loss) from unconsolidated entities	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$(30)	$—	$30	$9	$—	$—	$39	$0.11
Restructuring and cost reduction activities (pre-tax)	13	7	(20)	—	—	—	(20)	(0.06)
Brexit impacts (pre-tax)	—	—	—	—	—	—	—	—
Business and portfolio realignment (pre-tax)	—	—	—	—	—	—	—	—
Income tax impact applicable to adjustments, net*	—	—	—	—	3	—	(3)	(0.01)
Adjustments to adjusted basis	$(17)	$7	$10	$9	$3	$—	$16	$0.04
* Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales to Organic Net Sales

Quarter ended March 30, 2019
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$2,289	$497	$225	$511	$—	$3,522
Foreign currency impact on total business (inc)/dec	(6)	(46)	(17)	(55)	—	(123)
Currency-neutral net sales	$2,295	$543	$242	$566	$—	$3,645
Acquisitions	—	—	—	198	—	198
Foreign currency impact on acquisitions (inc)/dec	—	—	—	36	—	36
Organic net sales	$2,295	$543	$242	$332	$—	$3,411

Quarter ended March 31, 2018
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$2,330	$520	$232	$319	$—	$3,401

% change - 2019 vs. 2018:
Reported growth	(1.8)%	(4.4)%	(3.0)%	60.4%	—%	3.5%
Foreign currency impact on total business (inc)/dec	(0.3)%	(8.8)%	(7.3)%	(17.1)%	—%	(3.7)%
Currency-neutral growth	(1.5)%	4.4%	4.3%	77.5%	—%	7.2%
Acquisitions	—%	—%	—%	62.0%	—%	5.8%
Foreign currency impact on acquisitions (inc)/dec	—%	—%	—%	11.4%	—%	1.1%
Organic growth	(1.5)%	4.4%	4.3%	4.1%	—%	0.3%
Volume (tonnage)	(1.7)%	2.8%	0.8%	0.7%	—%	(0.5)%
Pricing/mix	0.2%	1.6%	3.5%	3.4%	—%	0.8%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Gross Profit to Currency-Neutral Adjusted Gross Profit

	Quarter ended
	March 30, 2019	March 31, 2018
Reported gross profit	$1,107	$1,252
Mark-to-market (COGS)	(42)	30
Restructuring and cost reduction activities (COGS)	(6)	(13)
Brexit impacts (COGS)	(3)	—
Business and portfolio realignment (COGS)	(4)	—
Foreign currency impact	(36)	—
Currency-neutral adjusted gross profit	$1,198	$1,235
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Gross Margin to Currency-Neutral Adjusted Gross Margin

	Quarter ended
	March 30, 2019	March 31, 2018
Reported gross margin	31.4%	36.8%
Mark-to-market (COGS)	(1.2)%	0.9%
Restructuring and cost reduction activities (COGS)	(0.2)%	(0.4)%
Brexit impacts (COGS)	(0.1)%	—%
Business and portfolio realignment (COGS)	(0.1)%	—%
Foreign currency impact	0.1%	—%
Currency-neutral adjusted gross margin	32.9%	36.3%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Operating Profit to Currency-Neutral Adjusted Operating Profit

Quarter ended March 30, 2019
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported operating profit	$380	$60	$21	$47	$(127)	$381
Mark-to-market	—	—	—	—	(42)	(42)
Restructuring and cost reduction activities	(4)	(1)	(2)	(1)	—	(8)
Brexit impacts	—	(3)	—	—	—	(3)
Business and portfolio realignment	(11)	(4)	—	—	(16)	(31)
Adjusted operating profit	$395	$67	$22	$48	$(68)	$465
Foreign currency impact	(1)	(7)	(1)	(4)	—	(12)
Currency-neutral adjusted operating profit	$396	$74	$23	$52	$(68)	$477

Quarter ended March 31, 2018
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported operating profit	$399	$60	$22	$41	$(12)	$510
Mark-to-market	—	—	—	—	30	30
Restructuring and cost reduction activities	(10)	(7)	(2)	—	(1)	(20)
Adjusted operating profit	$409	$67	$24	$41	$(41)	$500

% change - 2019 vs. 2018:
Reported growth	(4.7)%	(1.2)%	(8.1)%	15.8%	(907.7)%	(25.4)%
Mark-to-market	—%	—%	—%	—%	(812.2)%	(13.7)%
Restructuring and cost reduction activities	1.6%	8.3%	(1.1)%	(1.4)%	4.0%	2.1%
Brexit impacts	—%	(4.5)%	—%	—%	—%	(0.6)%
Business and portfolio realignment	(2.7)%	(5.8)%	—%	(0.1)%	(38.4)%	(6.3)%
Adjusted growth	(3.6)%	0.8%	(7.0)%	17.3%	(61.1)%	(6.9)%
Foreign currency impact	(0.2)%	(9.1)%	(4.4)%	(9.4)%	—%	(2.3)%
Currency-neutral adjusted growth	(3.4)%	9.9%	(2.6)%	26.7%	(61.1)%	(4.6)%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Income Taxes to Adjusted Income Taxes and Reported Effective Tax Rate to Adjusted Effective Tax Rate

	Quarter ended
	March 30, 2019	March 31, 2018
Reported incomes taxes	$72	$67
Mark-to-market	(12)	7
Restructuring and cost reduction activities	—	(4)
Brexit impacts	—	—
Business and portfolio realignment	(7)	—
Adjusted income taxes	$91	$64
Reported effective tax rate	20.0%	13.1%
Mark-to-market	(0.8)%	0.5%
Restructuring and cost reduction activities	0.4%	(0.3)%
Brexit impacts	0.1%	—%
Business and portfolio realignment	(0.2)%	—%
Adjusted effective tax rate	20.5%	12.9%

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Diluted Earnings Per Share to Currency-Neutral Adjusted Diluted Earnings Per Share

	Quarter ended
	March 30, 2019	March 31, 2018
Reported EPS	$0.82	$1.27
Mark-to-market (pre-tax)	(0.12)	0.11
Restructuring and cost reduction activities (pre-tax)	(0.02)	(0.06)
Brexit impacts (pre-tax)	(0.01)	—
Business and portfolio realignment (pre-tax)	(0.09)	—
Income tax impact applicable to adjustments, net*	0.05	(0.01)
Adjusted EPS	$1.01	$1.23
Foreign currency impact	(0.03)
Currency-neutral adjusted EPS	$1.04	$1.23
Note: Tables may not foot due to rounding.
*Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales Growth to Currency-Neutral Net Sales Growth
North America

Net sales % change - first quarter 2019 vs. 2018:
North America	Reported Net Sales	Foreign Currency	Currency-Neutral Net Sales
Snacks	(0.2)%	(0.2)%	—%
Cereal	(4.9)%	(0.5)%	(4.4)%
Frozen	(1.5)%	(0.2)%	(1.3)%

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Cash Flow to Kellogg Defined Cash Flow

	Quarter ended
(millions, unaudited)	March 30, 2019	March 31, 2018
Operating activities
Net Income	$285	$444
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	124	122
Postretirement benefit plan expense (benefit)	(38)	(47)
Deferred income taxes	7	(1)
Stock compensation	13	16
Other	(8)	(30)
Postretirement benefit plan contributions	(5)	(19)
Changes in operating assets and liabilities, net of acquisitions:
Trade receivables	(229)	(175)
Inventories	12	13
Accounts payable	(16)	(4)
All other current assets and liabilities	(75)	(91)

Net cash provided by (used in) operating activities	70	228
Less:
Additions to properties	(148)	(132)
Cash flow (operating cash flow less property additions) (a)	$(78)	$96
(a) Cash flow is defined as net cash provided by operating activities less capital expenditures. We use this non-GAAP financial measure to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities and share repurchase.

Significant items impacting comparability

Mark-to-market accounting for pension plans, commodities and certain foreign currency contracts
We recognize mark-to-market adjustments for pension plans, commodity contracts, and certain foreign currency contracts as incurred. Actuarial gains/losses for pension plans are recognized in the year they occur. Changes between contract and market prices for commodities contracts and certain foreign currency contracts result in gains/losses that are recognized in the quarter they occur. We recorded a pre-tax mark-to-market expense of $41 million for the quarter ended March 30, 2019. Included within the aforementioned was a pre-tax mark-to-market benefit for pension plans of $1 million for the quarter ended March 30, 2019. We also recorded a pre-tax mark-to-market benefit of $39 million for the quarter ended March 31, 2018. Included within the aforementioned was a pre-tax mark-to-market benefit for pension plans of $25 million for the quarter ended March 31, 2018.

Restructuring and cost reduction activities
Project K continued generating savings used to invest in key strategic areas of focus for the business. We recorded pre-tax charges related to this program of $8 million and $20 million for the quarters ended March 30, 2019 and March 31, 2018, respectively.

Brexit impacts
With the uncertainty of the United Kingdom (U.K.) exiting the European Union (EU), commonly referred to as Brexit, we have begun preparations to proactively prepare for the potential adverse impacts of Brexit, such as delays at ports of entry and departure. As a result, we incurred pre-tax charges of $3 million for the quarter ended March 30, 2019.

Business and portfolio realignment
Up front and/or one-time costs related to: pending and prospective divestitures and acquisitions, including our previously announced proposed divestiture of our cookies, fruit snacks, pie crusts, and ice-cream cone businesses; reorganizations in support of our Deploy for Growth priorities and a reshaped portfolio; and investments in enhancing capabilities prioritized by our Deploy for Growth strategy. As a result, we incurred pre-tax charges of $31 million for the quarter ended March 30, 2019.

Acquisitions
In May of 2018, the Company acquired an incremental 1% ownership interest in Multipro, which along with concurrent changes to the shareholders' agreement, resulted in the Company now having a 51% controlling interest in and began consolidating Multipro, a leading distributor of a variety of food products in Nigeria and Ghana. In our AMEA reportable segment, for the quarter ended March 30, 2019, the acquisition added $198 million in net sales that impacted the comparability of our reported results.

Foreign currency translation
We evaluate the operating results of our business on a currency-neutral basis. We determine currency-neutral operating results by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate our financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.